Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129270, 333-121495, 333-110011, 333-104397, 333-64268, 333-39276, 333-24407, 333-10115, 333-09157 on Form S-8 of our report dated April 2, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of NetManage, Inc. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” effective January 1, 2006) appearing in this Annual Report on Form 10-K of NetManage, Inc., for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California

April 2, 2007